Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown, Inc. (media)
Stephen W. Webster	Mike Beyer (773) 463-4211
Senior Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

YEAR-END 2008 FINANCIAL RESULTS

EXTON, PA, February 25, 2009 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the fourth quarter and year ended December 31, 2008.

Net product sales of ENTEREG® (alvimopan) recognized for the quarter and year ended December 31, 2008 were approximately $1.1 million and $1.2 million, respectively.  Under Adolor’s current revenue recognition policy, revenue related to a customer shipment is deferred until subsequent re-orders by that customer.  For the year ended December 31, 2008, net product sales were recognized based on re-orders from approximately 185 hospitals.  Total net shipments for the quarter and year ended December 31, 2008 were approximately $1.6 million and $2.2 million, respectively.

For the three months ended December 31, 2008, the company reported a net loss of approximately $15.3 million, or $0.33 per basic and diluted share, compared to a net loss of $10.1 million, or $0.22 per basic and diluted share, in the three months ended December 31, 2007.  For the year ended December 31, 2008, the company reported a net loss of approximately $30.1 million, or $0.65 per basic and diluted share, compared to a net loss of $48.4 million, or $1.05 per basic and diluted share, for the same period in 2007.

“With the approval and launch of our first product, 2008 was a year of transformation for Adolor,” said Michael R. Dougherty, President and Chief Executive Officer.  “We enter 2009 energized by the opportunity to bring ENTEREG forward to an increasing number of patients and healthcare providers.  We also remain focused on our developing pipeline, and look ahead to Phase 2 proof of concept studies in our delta opioid receptor agonist program with our partner Pfizer and the filing of an IND for ADL7445 for opioid bowel dysfunction later in 2009.”

Contract revenues were approximately $7.3 million and $3.7 million for the three months ended December 31, 2008 and 2007, respectively, and were approximately $48.2 million and $9.1 million for the years ended December 31, 2008 and 2007, respectively.  The increase in contract revenues in 2008 over 2007 principally reflects a $20.0 million milestone payment received from GlaxoSmithKline (GSK) in conjunction with the U.S. Food and Drug Administration (FDA) approval of ENTEREG for the management of postoperative ileus (POI) following bowel resection surgery and contract revenues associated with the Pfizer collaboration.

Research and development expenses were approximately $13.8 million and $8.7 million for the three months ended December 31, 2008 and 2007, respectively, and approximately $52.7 million and $41.6 million for the years ended December 31, 2008 and 2007, respectively.  The increase in expenses for the three months and year ended December 31, 2008 was related principally to increased activity in the company’s preclinical and clinical programs.

Selling, general and administrative expenses were approximately $10.5 million and $6.8 million for the three months ended December 31, 2008 and 2007, respectively, and approximately $31.1 million and $24.0 million for the years ended December 31, 2008 and 2007, respectively.  The increases in 2008 were driven primarily by increased marketing and selling expenses associated with the launch of ENTEREG.

As of December 31, 2008, Adolor had approximately $131.9 million in cash, cash equivalents and short-term investments.

Conference Call Information

Adolor’s management will discuss the company’s fourth quarter and full year 2008 results in a conference call with investors beginning at 5:00 p.m. EST today, February 25, 2009.  To participate in the conference call, dial 1-866-394-4329 for domestic callers and 1-706-902-1952 for international callers, and refer to conference code number 85748128.  Investors can listen to the call live by logging on to the company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”  The conference call will be archived and available to investors for one week after the call.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG, which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the ENTEREG Access Support and Education (E.A.S.E.™) Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GlaxoSmithKline (GSK), the company launched ENTEREG in mid-2008.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether registered hospitals will order (or continue to re-order) ENTEREG in the future, and whether growth in net shipments and/or recognized net product sales will continue; anticipated scientific progress on its research programs, including the company’s plans to file an IND for ADL7445 in 2009; development of potential pharmaceutical products, including the delta opioid receptor agonist program and whether the company will commence future Phase 2 proof of concept studies in such program; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenues:
Product sales, net	$1,079,391	$—	$1,247,271	$—
Contract revenues	7,330,631	3,673,291	48,208,224	9,119,991
Total revenues, net	8,410,022	3,673,291	49,455,495	9,119,991

Operating expenses incurred:
Cost of product sales	190,541	—	203,972	—
Research and development	13,847,462	8,660,977	52,664,213	41,609,722
Selling, general and administrative	10,452,291	6,827,949	31,114,718	23,970,339
Total operating expenses	24,490,294	15,488,926	83,982,903	65,580,061

Loss from operations	(16,080,272)	(11,815,635)	(34,527,408)	(56,460,070)
Interest income and other, net	783,357	1,715,087	4,405,148	8,017,095
Net loss	$(15,296,915)	$(10,100,548)	$(30,122,260)	$(48,442,975)

Basic and diluted net loss per share	$(0.33)	$(0.22)	$(0.65)	$(1.05)

Shares used in computing basic and diluted net loss per share	46,296,235	45,940,460	46,158,458	45,932,981

BALANCE SHEET DATA (Unaudited)

	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$131,910,206	$167,189,499
Working capital	112,250,025	147,543,363
Total assets	144,426,567	178,676,652
Total stockholders’ equity	88,618,562	112,353,478